Exhibit 10.21

April 11,2005

Mr. Rouzbeh Yassini

300 Brickstone Square

Andover, MA 01810

Dear Rouzbeh:

In consideration for your agreement to continue to serve on the Board of Directors (the “Board”) of Entropic Communications, Inc. (the “Company”), the Company agrees as follows:

1.	Stock Option. The Company will grant you an option (the “Option”) to purchase 320,000 shares of the Company’s Common Stock, with an exercise price equal to fair market value on the date of the grant. The Option will vest over a four-year period with a 25% one-year cliff, in accordance with the provisions of the Company’s 2001 Stock Option Plan, as amended (the “Plan”). Vesting will depend on your continued service as a member of the Board. The Option will be a nonstatutory stock option and will be subject to the terms of the Plan and the Stock Option Agreement between you and the Company.

2.	Expense Reimbursement. The Company shall promptly reimburse you for all expenses associated with your attendance at the Board meetings provided that (i) the expenditures are of a nature qualifying them as legitimate and reasonable business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

3.	Change of Control. In the case of a Change of Control of the Company, if a board seat in the surviving company is not offered to you, vesting would be accelerated for 100 percent for any unvested stock options then held by you. A “Change of Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.

4.	280G. Notwithstanding Section 3 above, if it is determined that the amounts payable to you under this Agreement, when considered together with any other amounts payable to you as a result of a Change of Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock options (i.e., earliest granted stock option cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by Entropic for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by Entropic is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Entropic shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Entropic shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and Entropic within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or Entropic) or such other time as requested by you or Entropic. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and Entropic with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and Entropic, except as set forth below.

If, notwithstanding any reduction described in this Section 4, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to Entropic, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to Entropic so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

Notwithstanding any other provision of this Section 4, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then Entropic shall pay to you those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

5.	Duration of Appointment. The Company expects your commitment to the Company will be for four (4) years from the date hereof. If you resign or you are removed from the board by a stockholder vote, vesting of your Option will cease.

6.	D&O Insurance. The Company will provide you with the appropriate board of directors insurance.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Rouzbeh, we look forward with enthusiasm to your acceptance of our offer and to the continuation of your duties as a member of the Board.

Sincerely,

/s/ Patrick C. Henry
Patrick Henry
President & CEO
Entropic Communications, Inc.

Agreed and acknowledged:

By:	/s/ Rouzbeh Yassini
Mr. Rouzbeh Yassini

Dated: April 25, 2005